Exhibit 10.1

EFFECTIVE December 19, 2013

FIRST PRIORITY BANK

SEVERANCE PLAN

PART I.	PURPOSE

This document sets forth the FIRST PRIORITY BANK SEVERANCE PLAN (the “Plan”) between First Priority Bank and                      (the “Executive”) which has been adopted by First Priority Bank (“First Priority”) and which has been established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The purpose of this Plan is to provide transitional benefits for a limited period of time to certain employees whose employment is terminated as the result of a work force reduction or job elimination within a one year period following a change in control. This document is designed to be both the summary plan description and governing plan document. This Plan supersedes all prior severance pay plans and programs, formal or informal.

PART II.	EFFECTIVE DATE

This Plan shall be effective upon adoption by the Board of Directors of First Priority (“Effective Date”).

PART III.	DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below.

“Base Pay” means the Executive’s weekly base salary and excludes incentive pay, bonus or commissions.

“Cash Benefit” means the Basic Severance Amount and, as applicable, the Enhanced Severance Amount.

“Change in Control” means the acquisition of 50% or more of the voting stock of First Priority Bank by an unaffiliated entity or the sale of all or substantially all of the assets of either First Priority Bank. A Change of Control shall be deemed to occur on the first date upon which any of the foregoing conditions is satisfied but shall not be deemed to occur upon the execution of any agreement that contemplates any of the foregoing transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Job” means a position with the Sponsor with (a) an annual base pay no less than base pay for the current position; (b) no significant changes in work schedule; (c) with reasonably similar employment background and skill set requirements as the current position; and (d) to be performed within forty (40) miles from such employee’s home or his or her current commute, whichever is greater.

“Separation Date” means the Executive’s last day of active service, as designated by the Sponsor.

“Severance Benefits” means the Cash Benefit, as provided in Part V hereof.

“Sponsor” means First Priority and any entity (and its affiliates) that acquires First Priority as a result of a Change in Control.

“Year of Service” means each continuous full year (365 days) of completed service. Partial Years of Service shall be based upon full calendar months of service in such partial year. In calculating Years of Service, the Eligible Executive shall be given full credit for all Years of Service with First Priority and its affiliates and predecessors.

PART IV.	ELIGIBILITY

The Executive shall be eligible at his or her Separation Date for the benefits described in Part V hereof provided that the following criteria are satisfied:

1.	His or her active employment is terminated on or within one (1) year after a Change in Control:

(i) as a result of a work force reduction or job elimination by the Sponsor; or

(ii) upon his or her return from an approved leave of absence that is in progress on the date of such Change in Control under circumstances where no Comparable Job is available to the Executive upon such return from leave.

2.	Sponsor shall have received from the Executive a waiver and release in the form provided by Sponsor. In no event will the Executive who fails to execute the waiver and release be eligible for benefits under this Plan.

3.	The Executive is not party to a written employment contract with First Priority which provides for severance or termination payments.

The Executive is not eligible at his or her Separation Date for the benefits described in Part V hereof if:

1.	He or she is covered by any agreement, contract, plan or other arrangement with the Sponsor that provides for payments in the nature of severance or separation pay upon termination of employment;

2.	He or she voluntarily terminates his or her employment prior to his or her reduction in force or job elimination effective date;

3.	He or she is terminated for a reason other than work force reduction or job elimination, in accordance with the provisions of the Sponsor’s disciplinary policies, regardless of whether they had received a notice of termination that would qualify him or her for benefits under this Plan;

4.	He or she refuses to execute, in a form that is satisfactory to the Sponsor, such documents as the Sponsor may require, including an effective general waiver and release of all claims against the Sponsor; or

5.	He or she refuses a Comparable Job.

PART V.	SEVERANCE BENEFITS

A. Cash Severance.

The Severance Benefits provided by this Plan to the Executive includes a cash benefit payable as salary continuation, as follows:

1.	Cash Benefit. The Executive will be paid for a period of months following the Executive’s eligible termination, as defined in Part IV above, at the Executive’s then current rate immediately in effect prior to the Change of Control.

2.	Short Notice. The Executive must work through his or her notice period to receive Severance Benefits under this Plan. If the Executive is provided less than two (2) weeks notice of termination of employment, the Executive will receive additional separation pay equal to the difference between the amount of notice received and two (2) weeks’ Base Pay.

3.	Payment Procedures. The Cash Benefit shall be paid in installments in accordance with the Sponsor’s regular payroll procedures. No lump sum payment of the Cash Benefit shall be available to the Executive. The Cash Benefit shall continue even if the Executive becomes employed by an employer other than the Sponsor and its affiliates at any time during his or her salary continuation period; provided, however, that if the Executive is re-employed by the Sponsor or any of its affiliates, the Cash Benefit shall cease upon the date of such re-employment, and any unpaid weeks of the Cash Benefit shall not be paid.

B. Medical Benefits.

The Executive may elect to continue his or her existing level of coverage in the Sponsor’s group medical insurance plan by paying the active employee subsidized rate in effect from time to time (e.g., the premium less an amount equal to the Sponsor’s subsidy that would have been allocated to him or her had termination not occurred, except if the result of this calculation produces a subsidized rate of zero or less, no premium will be due) for a period not to exceed the duration of the Severance Period. Any required payment will be deducted from the Cash Benefit provided hereunder. COBRA benefits will be extended after the Severance Period.

PART VI.	AMENDMENT OF THE PLAN

This Plan shall continue in effect for a period beginning on the Effective Date and ending not less than one (1) year following any Change in Control (the “Term”). During the period beginning as of the date of a Change in Control and ending one (1) year following any Change in Control, no amendments may be made to the Plan that would adversely affect the Executive’s covered by the Plan. Moreover, no amendment may be made to the Plan that would adversely affect the rights of an individual who has already become entitled (by reason of a termination of employment described in Part IV hereof) to receive or has begun to receive benefits under the Plan. Except as limited above, the Plan may be amended by action of the Board of Directors of the Sponsor in its sole discretion.

PART VII.	CODE SECTION 409A

The Plan is intended to be exempt from Code Section 409A as a severance pay plan. The Plan Administrator, in its sole discretion, shall determine the requirements of Code Section 409A applicable to the Plan and shall interpret the terms of the Plan consistently therewith.

PART VIII.	ADMINISTRATION, CLAIMS AND GENERAL INFORMATION

Plan Information and Plan Year

This is a severance pay and benefits plan. The Plan Year is the calendar year.

Nature of Benefits

The benefits and costs of the Plan are paid by the Sponsor out of its general assets, with the exception of the Executives portion of the premiums for medical coverage, for which the Executive will be responsible as described in Part V. B.

Plan Administration.

The general administration of the Plan herein set forth and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall be the “Administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein. First Priority or any Sponsor, as successor to First Priority, shall be the Plan Administrator.

The Plan Administrator shall have the authority to appoint and delegate its responsibilities under the Plan and to designate other persons (the “Designee” or “Designees”) to carry out any of its responsibilities under the Plan.

The Plan Administrator and/or its Designee shall have such discretionary powers as are necessary to discharge his, her or its duties, including but not limited to, discretionary interpretation and construction of the Plan, and the determination of all questions of eligibility, participation and benefits and all other related or incidental matters. The Plan Administrator’s and/or its Designee’s decision will be binding on the participant, the participant’s spouse or other dependent or beneficiary and all other interested parties, subject to review or correction only to the extent that such a decision, determination or construction is shown by clear and convincing evidence to be arbitrary and capricious.

The Plan Administrator and/or its Designee may adopt rules and regulations of uniform applicability in his/her interpretation and implementation of the Plan.

The Plan Administrator and/or its Designee may require the Executive to submit, in such form as the Plan Administrator (and/or the Designee) shall deem reasonable and acceptable, an effective general release of all claims against the Sponsor and proof of any information which the Plan Administrator finds necessary or desirable for the proper administration of the Plan.

Agent for Legal Process

The Plan Administrator’s agent for service of legal process is:

First Priority Bank
2 West Liberty Blvd. Suite 104
Malvern, PA 19355

Integration with Other Pay or Benefits

The pay and benefits provided for in the Plan are the maximum benefits that the Sponsor will pay, subject to the following provisions. To the extent that any federal, state or local law (to the extent not preempted by ERISA) requires the Sponsor to make a payment (e.g., payment in lieu of notice) of any kind to the Executive because of that

Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the Sponsor shall have the right to reduce the benefits otherwise provided under this Plan by an amount equivalent to any money the Executive receives pursuant to, or in satisfaction of, the aforementioned laws.

If any federal, state or local law (to the extent not preempted by ERISA), including without limitation, worker’s compensation laws (and excluding applicable state or federal laws regarding jury duty or active military service) or any company policy, benefit or practice, including, without limitation, disability benefits or vacation pay (excluding vacation accrued but unused prior to a Covered Termination) either provides or requires the Sponsor to provide the Executive with income in place of the Executive’s salary or vacation pay accruing after the Executive’s Separation Date, then the number of weeks of the Cash Benefit and medical benefits to which that the Executive would have been entitled under the Plan shall be reduced by the number of weeks of such replacement pay or such post-Separation Date vacation pay received by that Executive.

The Executive who, during any part of the period for which the Cash Benefit and medical benefits are payable under this Plan, are on leaves of absence due to jury duty or active military service shall receive pay and benefits in compliance with applicable law.

Notwithstanding any provision herein to the contrary, ERISA shall preempt any and all state laws relating to the Plan.

Claim Denial Procedure

If a claim for benefits under the Plan is denied in whole or in part, the Executive will be notified by the Administrator within 90 days of the date the claim is delivered to the Administrator, unless special circumstances require an extension of time for processing the claim, in which case the Executive will be told of the special circumstances requiring an extension and the date (not to exceed a period of an additional 90 days) by which the Plan expects to render a final decision. The notification will be written in understandable language and will state (a) specific reasons for denial of the claim, (b) specific reference to any Plan provision on which the denial is based, (c) a description (if appropriate) of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s review procedure. A claim that is not acted upon within 90 days may be deemed by the Executive to have been denied.

Review of Claim Denial

Within 60 days after a claim has been denied, or deemed denied, the Executive or his or her authorized representative may make a request for a review by submitting to the Administrator a written statement (a) requesting a review of the denial of the claim, (b) setting forth all of the grounds upon which the request for review is based and any facts in support thereof, and (c) setting forth any issue or comments which the Executive deems relevant to the claim. The Executive may review permanent documents relating to the denial.

The Administrator shall make a decision on review within 60 days after the receipt of the Executive’s request for review or receipt of all additional materials reasonably requested by the Administrator from the claimant, unless an extension of time for processing a review is required, in which case the Executive will be notified and a decision will be made within 120 days of receipt of the request for review. The decision will be in writing and in understandable language. The decision of the Administrator on review shall be final and conclusive upon all persons unless it is shown by clear and convincing evidence to be arbitrary and capricious.

The Executive may pursue a grievance in a federal court if he or she is improperly denied any right or remedy to which he or she is entitled under the Claim Review Procedure. No legal action may be brought to recover benefits allegedly due under the Plan unless the Executive has exhausted the Claim Review Procedure set forth herein; and in no event may the Executive commence such a legal action more than one year from the date of the claim denial.

Employee Rights under ERISA

As a participant in the Plan, the Executive is entitled to rights and protection under the Employee Retirement Income Security Act of 1974, as amended (ERISA). ERISA provides that all benefits plan participants shall be entitled to:

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites where 50 or more participants customarily work, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies;

•

Receive a summary of the Plan’s annual Form 5500, if any is required by ERISA to be prepared, in which case, the Plan Administrator, is required by law to furnish each participant with a copy of this summary annual report.;

In addition to creating rights for the benefits plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the employer or any other person, may fire the Executive or otherwise discriminate in any way to prevent a participant from obtaining a Plan benefit or exercising rights under ERISA.

If a claim for a Plan benefit is denied or ignored, in whole or in part, the participant has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps the Executive can take to enforce the above rights. For instance, if the Executive requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, the Executive may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the participant receives the materials, unless the materials were not sent because of reasons beyond the Plan Administrator’s control.

If the Executive has a claim for benefits that is denied or ignored, in whole or in part, after exhaustion of the Plan’s administrative remedies the Executive may file a suit in a state or federal court. Also, if the Executive disagrees with the Plan’s decision, or lack thereof, concerning the qualified status of a domestic relations order or medical child support order, the Executive may file suit in a federal court (after exhaustion of the Plan’s administrative remedies).

If the Executive is discriminated against for asserting his or her rights, the Executive may seek assistance from the U.S. Department of Labor, or may file suit in a federal court (after exhaustion of the Plan’s administrative remedies). The court will decide who should pay court costs and legal fees. If the Executive is successful, the court may order the person sued to pay these costs and fees. If the Executive loses, the court may order the Executive to pay these costs and fees if, for example, if it finds the claim is frivolous.

If the Executive has any questions about the Plan, he or she should contact the Plan Administrator. If the Executive has any questions about this statement or about rights under ERISA, or if the Executive needs assistance in obtaining documents from the Administrator, contact the nearest office of the Employee Benefits Security Administration (EBSA), U.S. Department of Labor (listed in your telephone directory) or contact the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210

The Executive may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at (866) 444-3272 or by logging on to the Internet at www.dol.gov/ebsa.